Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121586

Prospectus Supplement No. 3

(To prospectus dated May 8, 2006)

3,253,013 Shares

COMTECH GROUP, INC.

Common Stock

This prospectus supplement, dated November 30, 2006, supplements the prospectus, dated May 8, 2006 (as supplemented by Prospectus Supplement No.1 dated June 22, 2006 and Supplement No. 2 dated October 20, 2006), of Comtech Group, Inc. relating to the resale by the selling shareholders of up to 3,253,013 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See "Risk Factors" beginning on page 3 of the prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

SECURITY HOLDERS

The information in the table appearing under the caption“Security Holders” beginning on page 15 of the prospectus is amended by this prospectus supplement. On November 14, 2006, Kidron Corporate Advisors LLC transferred warrants to purchase 17,500 shares of Comtech Group’s common stock to Warrant Strategies Fund, LLC, which shares were registered for resale pursuant to the prospectus. On November 15, 2006, Kidron Corporate Advisors LLC transferred warrants to purchase 37,500 shares of Comtech Group’s common stock to CE Unterberg Towbin , which shares were registered for resale pursuant to the prospectus. Kidron Corporate Advisors LLC no longer owns any warrants to purchase shares of our common stock that are registered for resale pursuant to the prospectus. Therefore, the security holder table is amended by deleting the rows relating to Kidron Corporate Advisors LLC, CE Unterberg Towbin and Warrant Strategies Fund, LLC from such table and adding the information indicated below to the end of such table.
Name of Selling Stockholder	Number of Shares, Warrants and Options Beneficially Owned Prior to Offering	Maximum Number of Underlying Shares to be Sold	Number of Shares, Warrants and Options Beneficially Owned After Offering	Percentage Ownership After Offering
CE Unterberg Towbin	37,500	37,500	0	*
Warrant Strategies Fund, LLC	145,105	145,105	0	*

The date of this prospectus supplement is November 30, 2006.